Exhibit 10.22

Shareholder Voting Rights Entrustment Agreement

SHAREHOLDER’S VOTING RIGHTS ENTRUSTMENT

AGREEMENT

ON

BEIJING HONGCHENG EDUCATION TECHNOLOGY CO., LTD

AMONG

HONGCHENG TECHNOLOGY DEVELOPMENT CO., LTD.

AND

BEIJING HONGCHENG EDUCATION TECHNOLOGY CO., LTD.

XIE CHANGQING

YANG XUESHAN

JULY 12, 2005

Shareholder’s Voting Rights Entrustment Agreement

This agreement was entered into as of July 12, 2005 by and among the following Parties in Beijing:

1.	Hongcheng Technology Development Co., Ltd., (hereinafter “HONGCHENG TECHNOLOGY”),

Registered address: Room 417, No. 10 Xinghuo Road, Technology Park of Fengtai District, Beijing;

2.	Beijing Hongcheng Education Technology Co., Ltd., (hereinafter “HONGCHENG EDUCATION”),

Registered address: Rm. 2502, Entrance 3, Building 1, No. 6, Xueyuan Road, Haidian District, Beijing;

3.	Xie Changqing

ID No.: 11010819630719185X,

Address: No. 230, Building 22, Yannanyuan, Peking University, Haidian District, Beijing

4.	Yang Xueshan,

ID No.: 620102197007112415,

Address: No. 103, Entrance 2, Building 4, Residential Quarters of the Institute of Metallurgy, Haidian District, Beijing

(Xie Changqing and Yang Xueshan hereinafter each referred to as a “SHAREHOLDER” individually, and collectively, the “SHAREHOLDERS”.)

WHEREAS:

1.	The Shareholders are the enrolled Shareholders of HONGCHENG EDUCATION, jointly holding all the equity interest of HONGCHENG EDUCATION;

2.	The Shareholders intend to respectively entrust HONGCHENG TECHNOLOGY with the exercises of their voting rights in HONGCHENG EDUCATION and HONGCHENG TECHNOLOGY is willing to accept such entrustment.

The Parties hereby have reached the following agreement upon friendly consultations:

ARTICLE 1 VOTING RIGHTS ENTRUSTMENT

1.1	The Shareholders hereby irrevocably entrust HONGCHENG TECHNOLOGY to exercise the following rights respectively enjoyed by them as Shareholders of HONGCHENG EDUCATION in accordance with the then effective articles of association of HONGCHENG EDUCATION (collectively, the “ENTRUSTED RIGHTS”):

(1)	Attending shareholders’ meetings of HONGCHENG EDUCATION as proxy of the Shareholders;

(2)	Exercising voting rights on issues discussed and resolved by the shareholders’ meeting on behalf of the Shareholders;

(3)	Proposing to convene interim shareholders’ meeting;

(4)	Other shareholder’s voting rights provided in the articles of association of HONGCHENG EDUCATION (including any other shareholder’s voting right stipulated in the amended articles of association).

1.2	The Shareholders acknowledge and assume relevant liabilities for any legal consequences of HONGCHENG TECHNOLOGY exercise of the foregoing Entrusted Rights.

1.3	The Shareholders hereby acknowledge that HONGCHENG TECHNOLOGY is not required to seek advice from the Shareholders prior to its exercise of the foregoing Entrusted Rights. However, HONGCHENG TECHNOLOGY shall inform the Shareholders in a timely manner of any resolution or proposal on convening interim Shareholders’ meeting after such resolution or proposal is made.

1.4	The Shareholders hereby undertake and promise not to exercise the Entrusted Rights entrusted to HONGCHENG TECHNOLOGY according to Article 1.1 of this Agreement in any manner in any other situation, unless under the instructions of HONGCHENG TECHNOLOGY.

ARTICLE 2 RIGHT TO INFORMATION

2.1	For the purpose of exercising the Entrusted Rights under this Agreement, HONGCHENG TECHNOLOGY is entitled to know the information with regard to HONGCHENG EDUCATION’s operation, business, clients, finance, staff, and so on, and shall have access to relevant materials of HONGCHENG EDUCATION. HONGCHENG EDUCATION shall adequately cooperate with HONGCHENG TECHNOLOGY in this regard.

ARTICLE 3 EXERCISE OF ENTRUSTED RIGHTS

3.1	When necessary, HONGCHENG TECHNOLOGY may re-entrust its internal specific person(s) to exercise any or all the Entrusted Rights within the scope provided in Article 1, which re-entrustment the Shareholders acknowledge and agree to assume the appropriate legal responsibilities.

3.2	The Shareholders shall provide adequate assistance to the exercise of the Entrusted Rights by HONGCHENG TECHNOLOGY, including timely executing the resolutions of the shareholders’ meeting of HONGCHENG EDUCATION or other pertinent legal documents made by HONGCHENG TECHNOLOGY when necessary (e.g.,for meeting the requirement of the examination and approval by or registration or filing with the government authorities).

3.3	If at any time during the term of this Agreement, the entrustment or exercise of the Entrusted Rights under this Agreement is unenforceable for any reason other than the breach of any Shareholder or HONGCHENG EDUCATION, the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.

ARTICLE 4 EXEMPTION AND COMPENSATION

4.1	The Parties acknowledge that HONGCHENG TECHNOLOGY shall not be requested to be liable for or compensate (monetary or otherwise) other Parties or any third party due to exercise of Entrusted Rights under this Agreement.

4.2	The Shareholders and HONGCHENG EDUCATION agree to compensate HONGCHENG TECHNOLOGY for and hold it harmless against all losses incurred or likely to be incurred by it due to exercise of the Entrusted Rights, including without limitation any loss resulting from any litigation, demand payment, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities. However, the Shareholders and HONGCHENG EDUCATION will not compensate for losses incurred due to willful misconduct or gross negligence of HONGCHENG TECHNOLOGY.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1	Each Shareholder hereby severally and jointly represents and warrants that:

5.1.1	Each of the Shareholders is a PRC citizen with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a litigant party.

5.1.2

Each of the Shareholders has full power and authorization to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein. This Agreement shall be executed and delivered legally and appropriately. This Agreement may constitute legal and binding obligations of the Shareholders which may be enforced compulsorily.

5.1.3	The Shareholders are the enrolled legal shareholders of HONGCHENG EDUCATION as of the effective date of this Agreement, and except for the rights created by this Agreement, there are no third party rights on the Entrusted Right. Pursuant to this Agreement, HONGCHENG TECHNOLOGY may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of HONGCHENG EDUCATION.

5.2	HONGCHENG TECHNOLOGY and HONGCHENG EDUCATION hereby in respect of themselves respectively represent and warrant that:

5.2.1	It is a company with limited liability properly registered and legally existing under laws of place of registration, with an independent status as a legal person, and with full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of action.

5.2.2	it has the full power and authority to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction contemplated hereunder, and has the full power and authority to consummate such transaction.

5.3	HONGCHENG EDUCATION hereby represents and warrants that:

5.3.1	The Shareholders are enrolled legal shareholders of HONGCHENG EDUCATION as of the effective date of this Agreement. The shareholders hold 100% of the equity interests of HONGCHENG EDUCATION. Pursuant to this Agreement, HONGCHENG TECHNOLOGY may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of HONGCHENG EDUCATION.

ARTICLE 6 TERM OF AGREEMENT

6.1	This Agreement shall take effect as of the date of formal execution by the Parties with an infinite term. Unless the Parties terminate the Agreement in writing in advance, this Agreement will remain effective if either of the Shareholders remains to be the shareholder of HONGCHENG EDUCATION.

6.2	In case that a Shareholder transfers all of the equity interest held by it in HONGCHENG EDUCATION with prior consent of HONGCHENG TECHNOLOGY, such Shareholder shall no longer be a Party to this Agreement whilst the obligations and commitments of the other Party under this Agreement shall not be adversely affected thereby.

ARTICLE 7 NOTICE

7.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Parties.

7.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted by facsimile or telex; or it is delivered if delivered in person; or when five (5) days have elapsed after posting the same if posted by mail.

ARTICLE 8 DEFAULT LIABILITY

8.1	The Parties agree and confirm that, if any of the Parties (the “DEFAULTING PARTY”) breaches materially any of the provisions herein or fails to perform any of the material obligations hereunder, such a breach or failure shall constitute a default under this Agreement (a “DEFAULT”). In such event any of the other Parties without default (a “NON-DEFAULTING PARTY”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of a Non-defaulting Party’s notifying the Defaulting Party in writing and requiring it to rectify the Default, then (1) if the Shareholders or HONGCHENG EDUCATION is the Defaulting Party, HONGCHENG TECHNOLOGY is entitled to terminate this Agreement and require the Defaulting Party to indemnify all damages; (2) if HONGCHENG TECHNOLOGY is the Defaulting Party, the Non-defaulting Party is entitled to require the Defaulting Party to indemnify all damages, but in no event shall it have the right to terminate or dissolve this Agreement or the entrustment under this Agreement.

8.2	The rights and remedies provided in this Agreement are accumulative, without precluding other rights or remedies provided by laws.

8.3	Notwithstanding any other provision herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

ARTICLE 9 MISCELLANEOUS

9.1	This Agreement shall be prepared in Chinese language in four (4) original copies, with each involved Party holding one (1) copy hereof.

9.2	The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by laws of the PRC.

9.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations among the Parties involved, and if the Parties involved fail to reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to the China International Economic and Trade Arbitration Commission Beijing Branch for arbitration in Beijing in accordance with the arbitration rules of such commission, and the arbitration award shall be final and binding on all Parties.

9.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other right, power or remedy enjoyed by such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of its other rights, powers and remedies by such Party.

9.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “PARTY’S RIGHTS”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

9.6	The titles of the Articles contained herein are for reference only, and in no circumstances shall such titles be used for or affect the interpretation of the provisions hereof.

9.7	Each provision contained herein shall be severable and independent from each of other provisions. If at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected thereby.

9.8	Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

9.9	No Party shall transfer any of its rights and/or obligations hereunder to any third Parties without the prior notice of the other Parties in writing.

9.10	This Agreement shall be binding on the legal successors of the Parties.

IN WITNESS HEREOF, this Agreement is executed as of the date and in the place first here above mentioned.

Hongcheng Technology Development Co., Ltd (Seal)

/s/ Huang Bo
Name: Huang Bo
Position: Authorized Representative

Beijing Hongcheng Education Technology Co., Ltd. (Seal)

/s/ Ding Xiangdong
Name: Ding Xiangdong
Position: Authorized Representative

Xie Changqing

/s/ Xie Changqing

Yang Xueshan

/s/ Yang Xueshan